EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Abraxis BioSceience, Inc. 2007 Stock Incentive Plan, the American BioScience, Inc. Restricted Unit Plan I and the American BioScience, Inc. Restricted Unit Plan II of our report dated August 8, 2007, with respect to the combined balance sheets of New Abraxis, Inc. as of December 31, 2006 and 2005, and the related combined statements of operations and comprehensive (loss), and cash flows for each of the three years in the period ended December 31, 2006, included in the Registration Statement (Form 10), as amended (File No. 001-33657), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 12, 2007